Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933

Registration No. 333-210534

PROSPECTUS SUPPLEMENT

(to the prospectus dated June 1, 2016)

Ferrellgas, L.P.
Ferrellgas Finance Corp.

OFFER TO EXCHANGE

$500,000,000 of outstanding 6.75% Senior Notes due 2023
that have not been registered under the Securities Act of 1933 for

$500,000,000 of 6.75% Senior Notes due 2023
that have been registered under the Securities Act of 1933

Explanatory note: This prospectus supplement is being filed solely to correct clerical errors which appeared in the prospectus dated June 1, 2016. The exchange offer will expire at 5:00 PM, New York City time, on June 30, 2016, unless we extend the offer. Accordingly, interest payments on the exchange notes will not commence until December 15, 2016 and the last interest payment date on the unregistered notes was June 15, 2016. The prospectus dated June 1, 2016 incorrectly stated the date of the first interest payment on the exchange notes as June 15, 2016 and the date of the last interest payment on the unregistered notes as December 15, 2015. Other than the correction of these clerical errors, no other changes or modifications have been made.  This prospectus supplement should be read in conjunction with, and delivered with, the prospectus.

In the prospectus dated June 1, 2016, the following sentences, each stating the date on which interest payments on the exchange notes will commence or the date on which the last interest payment on the unregistered notes was made, are hereby corrected and restated as follows:

•                  Page 7, “Summary Description of the Exchange Notes—Interest”:

“Payable semi-annually in cash in arrears on June 15 and December 15 to holders of record of notes as of the preceding June 1 and December 1, respectively, commencing on December 15, 2016. The exchange notes will accrue interest from the last interest payment date on which interest was paid on the unregistered note surrendered in exchange for the exchange note (i.e., June 15, 2016).”

•                  Page 19, “The Exchange Offer—Interest on the exchange notes”:

“The exchange notes will accrue interest from the last interest payment date on which interest was paid on the unregistered note surrendered in exchange thereof (i.e., June 15, 2016). Interest will be paid on the exchange notes semi-annually on June 15 and December 15 of each year to holders of record of notes as of the preceding June 1 and December 1, respectively, with the next interest payment date being December 15, 2016.”

•                  Page 33, second bullet point, “Description of the Exchange Notes—Principal, maturity and interest”:

“will accrue interest at the annual rate of 6.75% from and including the last interest payment date on which interest was paid on the unregistered notes (i.e., June 15, 2016), which interest will be computed on the basis of a 360-day year comprised of twelve 30-day months;”

•                  Page 33, third bullet point, “Description of the Exchange Notes—Principal, maturity and interest”:

“will pay interest semi-annually in arrears on June 15 and December 15 to holders of record on the immediately preceding June 1 and December 1; commencing December 15, 2016; and”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 17, 2016